EXHIBIT 99.1

Atrion Reports Fourth Quarter and Full Year 2021 Results

ALLEN, Texas, Feb. 25, 2022 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the fourth quarter ended December 31, 2021 and the full year 2021.

Revenues for the fourth quarter of 2021 totaled $40.3 million compared to $32.2 million for the same period in 2020. Net income for the fourth quarter of 2021 totaled $8.1 million, an increase of $0.7 million compared to the same period in 2020. Fourth quarter 2021 diluted earnings per share were $4.50 compared to $4.02 for the fourth quarter of 2020. For the full year 2021 compared to the full year 2020, revenues increased to $165.0 million from $147.6 million, net income was $33.1 million versus $32.1 million, and diluted earnings per share were $18.18 compared to $17.44.

Commenting on the results for the fourth quarter of 2021 compared to the prior year period, David Battat, President and CEO, stated, “I am pleased to report that despite the impact of the pandemic, revenues were up by 25% and operating income was up by 24% while net income was up by a smaller 10% due, in part, to weaker performance in our investment portfolio in the quarter.” Mr. Battat added, “Although the increase in revenues came from many products, the largest single contributor was our state-of-the-art myocardial protection system console, or MPS 3, and associated disposables. These increases in revenues and operating income further validate our focus on adding new technologies and new customers, as well as continuing to invest in our people and the latest automation.

Mr. Battat continued, “For the full year 2021 compared to the full year 2020, revenues were up by 12% while operating income was flat, impacted by higher labor costs, supply chain disruptions, and inefficiencies in the layouts of our work cells to allow for social distancing and other employee safety measures necessitated by the pandemic. Net income for the year was up by 3%, favorably impacted by lower tax rates.”

Addressing expectations for 2022, Mr. Battat stated, “Barring major events such as a resurgence of COVID-19 or further supply chain disruptions, we expect double-digit increases in revenues and operating income." Mr. Battat concluded, "I have never been more excited by the breadth and depth of our R&D pipeline, including work being done to expand the applications for our MPS3 platform technology."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding increases in revenues and operating income in 2022. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues	$40,293	$32,244	$165,009	$147,591
Cost of goods sold	22,917	18,315	95,637	81,428
Gross profit	17,376	13,929	69,372	66,163
Operating expenses	9,538	7,604	33,330	30,495
Operating income	7,838	6,325	36,042	35,668

Interest and dividend income	163	283	843	1,444
Other investment income (loss)	625	1,350	1,477	1,355
Other income	--	--	67	--
Income before income taxes	8,626	7,958	38,429	38,467
Income tax provision	(499)	(588)	(5,374)	(6,352)
Net income	$8,127	$7,370	$33,055	$32,115

Income per basic share	$4.51	$4.03	$18.22	$17.49

Weighted average basic shares
outstanding	1,801	1,828	1,814	1,836

Income per diluted share	$4.50	$4.02	$18.18	$17.44

Weighted average diluted shares
outstanding	1,806	1,832	1,818	1,841

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2021	2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$32,264	$22,450
Short-term investments	29,059	19,258
Total cash and short-term investments	61,323	41,708
Accounts receivable	21,023	16,445
Inventories	50,778	50,298
Prepaid expenses and other	3,447	3,868
Total current assets	136,571	112,319

Long-term investments	19,423	46,207

Property, plant and equipment, net	97,972	94,935
Other assets	13,298	13,429

	$267,264	$266,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	13,346	13,636
Line of credit	--	--
Other non-current liabilities	9,622	12,812
Stockholders’ equity	244,296	240,442

	$267,264	$266,890